Exhibit 12.1
                                INTEL CORPORATION
                     STATEMENT SETTING FORTH THE COMPUTATION
                      OF RATIOS OF EARNINGS TO FIXED CHARGES

                                  (in millions)

                                              Three Months Ended
                                           March 28,      March 29,
                                             1998           1997
                                            ----------------------
Income before taxes                         $  1,981      $  3,075

Add fixed charges net of
   capitalized interest                           12            11
                                            --------      --------
Income before taxes and fixed
  charges (net of capitalized
  interest)                                 $  1,993      $  3,086
                                            ========      ========

Fixed charges:

Interest                                    $      7      $      7

Capitalized interest                               2             3

Estimated interest component
  of rental expense                                5             4
                                            --------      --------

Total                                       $     14      $     14
                                            ========      ========

Ratio of earnings before taxes and
  fixed charges, to fixed charges                142           220
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